EXHIBIT 10.1

Private and Confidential

DATED 13th November 2014

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

as borrower

CREDIT SUISSE AG

as lender

FACILITY AGREEMENT FOR A USD 126,000,000

TERM LOAN FACILITY

IN FOUR ADVANCES

INCE & CO

PIRAEUS

Index

Clause		Page

1	Purpose, definitions and construction	1

2	Lenders’ commitment, advance and use of proceeds	16

3	Interest and interest periods	17

4	Repayment and prepayment	19

5	Fees and expenses	22

6	Payments and taxes; accounts and calculations	23

7	Representations and warranties	26

8	Undertakings	31

9	Conditions	44

10	Events of default	44

11	Indemnities	49

12	Unlawfulness and increased costs	50

13	Application of moneys, set off, pro-rata payments and miscellaneous	51

14	Accounts	53

15	Assignment, transfer and lending office	54

16	Notices and other matters	56

17	Governing law	57

18	Jurisdiction	57

Schedule 1 Form of drawdown notice		60

Schedule 2 Conditions precedent		61

Schedule 3 Form of compliance certificate		66

Schedule 4 Vessel details		68

THIS AGREEMENT dated 13th November 2014 is made BY and BETWEEN:

(1)	NAVIOS MARITIME MIDSTREAM PARTNERS L.P. as borrower; and

(2)	CREDIT SUISSE AG as lender.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1	Purpose

This Agreement sets out the terms and conditions on which the Lender agrees to make available to the Borrower a loan of up to one hundred and twenty six million Dollars (USD126,000,000) in four Advances, for the purpose of enabling it to finance the acquisition by the Shareholder of the Guarantors.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Advance A” means the advance equal to the lesser of (i) USD17,000,000 and (ii) 50% of the Valuation Amount of Vessel A determined no more than 10 days prior to the Drawdown Date relating thereto or, as the context requires, the amount thereof outstanding from time to time;

“Advance B” means the advance equal to the lesser of (i) USD17,000,000 and (ii) 50% of the Valuation Amount of Vessel B determined no more than 10 days prior to the Drawdown Date relating thereto or, as the context requires, the amount thereof outstanding from time to time;

“Advance C” means the advance equal to the lesser of (i) USD44,500,000 and (ii) 60% of the Valuation Amount of Vessel C determined no more than 10 days prior to the Drawdown Date relating thereto or, as the context requires, the amount thereof outstanding from time to time;

“Advance D” means the advance equal to the lesser of (i) USD47,500,000 and (ii) 60% of the Valuation Amount of Vessel D determined no more than 10 days prior to the Drawdown Date relating thereto or, as the context requires, the amount thereof outstanding from time to time;

“Advances” means together, Advance A, Advance B, Advance C and Advance D and, in the singular, means any of them;

“Affiliate” means, in relation to any person, a subsidiary of that person or a company of which that person is a subsidiary or any other subsidiary of a company of which that person is a subsidiary or, in relation to a natural person, any parent, sibling or child of that person, and such person’s estate;

“Approved Broker” means as at the Execution Date each of (i) H Clarkson & Co. Ltd., (ii) RS Platou Shipbrokers A.S., (iii) Fearnleys AS of Grev Wedels Plass 9, P.O. Box 1158 Sentrum, Oslo N-0107 Norway and (iv) Maersk Broker K.S. (unless the Lender has given written notice to the Borrower that due to its internal policies or as a result of international sanctions it cannot do business with such broker, in which case such broker shall thereupon no longer be an “Approved Broker”) or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type agreed between the Lender and the Borrower;

“Approved Insurance Brokers” means such firm of insurance brokers, appointed by an Owner, as may from time to time be approved in writing by the Lender for the purposes of this Agreement;

“Backstop Agreement” means an undertaking to be executed by Navios Acquisition in favour of the Borrower, in respect of the Vessel A and Vessel B in a form acceptable, in its discretion, to the Lender;

“Backstop Agreement Assignment” means a deed of assignment of the Backstop Agreement executed or to be executed by the Borrower, Kannika and Ocean in favour of the Lender in such form as the Lender may require in its sole discretion;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Basel, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) finance leases and hire purchase contracts, (vi) swaps, forward exchange contracts, futures and other derivatives (and when calculating the value of any transaction under this paragraph, (only the marked to market value shall be taken into account), (vii) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the final Maturity Date to the extent treated as a liability under US GAAP, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Navios Maritime Midstream Partners L.P, a limited partnership established in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a)	any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	as a result of the Borrower failing or being incapable of drawing an Advance after a relevant Drawdown Notice has been given;

“Casualty Amount” means one million Dollars (USD1,000,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of each Required Charter and each Extended Employment Contract required to be executed hereunder by any Owner in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require in its sole discretion;

“Classification” means, in relation to a Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Vessel, any International Association of Classification Societies classification society which the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to such Vessel for the purposes of the relevant Ship Security Documents;

“Commitment” means, in relation to the Loan, the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3;

“Compulsory Acquisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within (i) ninety (90) days, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or (ii) ninety (90) days plus, if the Extension Conditions are fulfilled but not otherwise, sixty (60) days (the “Extended Period”), capture, appropriation, seizure by pirates, hijackers, terrorists or similar persons, where “Extension Conditions” means (a) that relevant insurers are making or have undertaken in writing to make, payments to the relevant Owner for all Earnings lost as a result of such capture, appropriation or seizure during the Extended Period and (b) that the Borrower and the Lender are discussing in good faith how to remedy any adverse effect that that capture, appropriation or seizure has on the Security Parties obligations under the Security Documents;

“Corporate Guarantee” means the unconditional, irrevocable and on demand guarantee required to be executed hereunder by the Shareholder in such form as the Lender may require in its sole discretion;

“Cost of Funds” means the rate per annum determined by the Lender to be the arithmetic mean of the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that period;

“Debt Service” means, in relation to any six month period following a relevant date hereunder, the aggregate amount of principal and interest (or equivalents thereof) due and payable by Group Members in respect of Borrowed Money during that six month period;

“Deed of Covenants” means, in respect of each Mortgage, the deed of covenants collateral thereto required to be executed hereunder by the relevant Owner in favour of the Lender, in such form as the Lender may require in its sole discretion;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, any date being a Banking Day falling during the Drawdown Period, on which that Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 2;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (a) 19 December 2014, (b) any date on which the amount of the Loan is equal to the Commitment and (ii) any date on which the Commitment is reduced to zero pursuant to clauses 10.2 or 12;

“Earnings” means, in respect of a Vessel, all moneys whatsoever from time to time due or payable to the relevant Owner during the Facility Period arising out of the use or operation of that Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the relevant Owner in event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel, contributions in respect of general average and proceeds of any claim under any loss of earnings insurances;

“Earnings Account” means, in respect of each Guarantor, a USD Account required to be opened and maintained with the Lender in the name of that Guarantor designated “[NAME OF GUARANTOR] - Earnings Account” and includes any other account designated in writing by the Lender to be an Earnings Account for the purposes of this Agreement;

“Earnings Accounts Pledge” means, in respect of each Earnings Account, a first priority pledge over that Earnings Accounts required to be executed hereunder between the Guarantor which is the owner thereof and the Lender in such form as the Lender may require in its sole discretion, and in the plural means all of them;

“EBITDA” means the aggregate amount of combined pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortisation as shown, at any relevant time, by the Latest Accounts;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to a Vessel;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, an Owner, the Manager, or any other Group Member or any other person having a contractual relationship with the Borrower, an Owner, the Manager, or any other Group Member in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually or contingently at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or reasonably likely to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually or contingently at fault or reasonably likely to be found at fault or otherwise howsoever liable to any administrative or legal action;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of a Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of a Vessel in any pool) which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on the date on which all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other associated official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Flag State” means the Hong Kong or any other country acceptable to the Lender;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Lender in such form as the Lender may require in its sole discretion and in the plural means all of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time the Borrower and its subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means each unconditional, irrevocable and on demand guarantees of the obligations of the Borrower under this Agreement required to be executed by the Guarantors in favour of the Lender in such form as the Lender may require in its sole discretion, and in the plural means all of them;

“Guarantor” means each of:-

Shinyo Kannika Limited (“Kannika”) and

Shinyo Ocean Limited (“Ocean”)

each a company incorporated in Hong Kong and having its registered office at 15/F Tower One Lippo Center, 89 Queensway Admiralty, Hong Kong; and

Shinyo Kieran Limited (“Kieran”) and

Shinyo Saowalak Limited (“Saowalak”)

each a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands; and

and in the plural means all of them;

“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ship, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to a Vessel;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise and including any derivative transaction) for the payment or repayment of money;

“Insurances” means, in respect of a Vessel, all policies and contracts of insurance (which expression includes all entries of that Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the relevant Owner (whether in the sole name of the Owner or otherwise) in respect of that Vessel and her Earnings or otherwise howsoever in connection with that Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Expense” means, for any relevant financial year, the aggregate interest payable by the Group and any member thereof on any Borrowed Money during such period;

“Interest Payment Date” means, in relation to each Advance, the last Banking Day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan or, as the case may be, Advance ascertained in accordance with the provisions of clause 3.2;

“ISM Code” means in relation to its application to the Owners, the Vessels and their operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to a Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial quarter or financial year of the Group, the latest consolidated audited financial statements (in respect of each financial half-year or each financial year, as the case may be) required to be prepared in accordance with US GAAP pursuant to clause 8.1.6 (a) and (b);

“Lender” means Credit Suisse AG having its registered office at Paradeplatz 8, 8001 Zurich. Switzerland and acting through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland;

“LIBOR” means the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period on the relevant Quotation Day displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters or, if such quotation is not available, means the Cost of Funds;

“Liquidity” means the aggregate of all cash deposits (including, in respect of balances on the Earnings Account, the amounts required to be credited thereto pursuant to clause 8.1.18) to and cash equivalents legally and beneficially owned by any Group Member which:

(c)	are free from any Encumbrance other than, in respect of any deposit with the Lender, any Encumbrance given as security for the obligations of the Borrower under this Agreement; and

(d)	are otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lender under this Agreement at any relevant time;

“Loan Facility” means the loan facility provided by the Lender on the terms and subject to the conditions of this Agreement in the amount of up to USD126,000,000;

“Loss Payable clauses” means, in respect of a Vessel, the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in schedule 1 to the General Assignment relating thereto or in such other forms as may from time to time be required or agreed in writing by the Lender;

“Management Agreement” means, in respect of each Mortgaged Vessel, the agreement (as amended and/or otherwise up-dated) made or to be made between the Borrower (on behalf of each Owner) and the Manager, in a form previously approved in writing by the Lender;

“Manager” means Navios Tankers Management Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or (without the need for the Lender’s consent) an affiliate thereof or any other person appointed by an Owner, with the prior written consent of the Lender, as the technical and commercial manager of a Mortgaged Vessel;

“Manager’s Undertakings” means the undertakings and assignments required to be executed hereunder by the Manager in favour of the Lender in respect of each of the Vessels each in such form as the Lender may require in its sole discretion and in the plural means all of them;

“Mandatory Cost” means in respect of any Interest Period the amount which the Lender certifies is the cost to it for making available the Loan for that Interest Period as a result of the Lender’s compliance with any regulation;

“Margin” means 3.00% per annum;

“Material Adverse Effect” means any event or occurrence which the Lender reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) the Lender’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any Security Party;

“Maturity Date” means, in respect of each Advance, the earlier of (i) the date falling 5 years after the Drawdown Date in respect thereof and (ii) 30 November 2019;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Lender on or before the first Drawdown Date to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least one hundred and twenty per cent (120%) of the Loan in respect of mortgagee’s interest insurance and one hundred and twenty per cent (120%) of the Loan in respect of additional perils cover;

“Money Laundering” has the meaning given to it in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in respect of each Vessel, the first priority mortgage thereof required to be executed hereunder by the Owner thereof in favour of the Lender, each in such form as the Lender may require in its sole discretion and in the plural means all of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Lender pursuant to clause 4.3 or 4.6 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“Navios Acquisition” means Navios Maritime Acquisition Corporation, a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

“Navios GP” means Navios Maritime Midstream Partners GP LLC, a limited liability company organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands

“Navios Holdings” means Navios Maritime Holdings Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

“Negative Shares Pledge” means, in respect of each Guarantor, the negative pledge of the shares of and in such Guarantor to be executed by the Shareholder each in favour of the Lender in such form as the Lender may require in its sole discretion and in the plural means all of them;

“Net Profit” means for each financial year of the Borrower, the Net Profit as set out in the relevant Latest Accounts;

“Net Worth” means by reference to the Latest Accounts, the Total Assets (based on book values) less Total Liabilities of the Group excluding the value of any goodwill;

“Notice of Assignment of Insurances” means, in respect of a Vessel, a notice of assignment in the form set out in schedule 2 to the General Assignment relating thereto or in such other form as may from time to time be required or agreed in writing by the Lender;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to:

(i)	Vessel A, Ocean;

(ii)	Vessel B, Kannika;

(iii)	Vessel C, Saowalak; and

(iv)	Vessel D, Kieran

and in the plural means all of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Vessel);

“Permitted Owners” means, in relation to the Borrower, any one or more of Navios Holdings, Navios Acquisition, (as long as the percentage of Navios Maritime Partners L.P. owned by Navios Holdings remains equal to or greater than the percentage owned by it as at the Execution Date) Navios Maritime Partners L.P., any of their respective subsidiaries, Navios GP and, as legal and/or beneficial owner, Mrs. Angeliki Frangou;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Purchase Agreement” means, in respect of (i) in respect of Kannika, Ocean and Saowalak, the First Contribution and Conveyance Agreement and (ii) in respect of Kieran, Second Contribution and Conveyance Agreement, respectively made or to be made between (inter alia) the relevant Seller as seller, the Borrower, Navios Acquisition and the Shareholder in respect of the acquisition by the Shareholder of all of the issued shares of and in that Guarantor on terms and at a price acceptable to the Lender;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Banking Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);

“Registry” means, in relation to a Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Ship” means each of the Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means, subject to clause 6.3, in respect of each Advance, each of the dates falling at quarterly intervals after the Drawdown Date in respect thereof, up to and including the date falling 60 months after the Execution Date;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the loan or draw any Advance and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD which is at any relevant time 135% of the Loan;

“Requisition Compensation” means, in respect of a Vessel, all moneys or other compensation from time to time payable during the Facility Period by reason of the Compulsory Acquisition of that Vessel;

“Restricted Countries” means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Lender to the Borrower based on respective sanctions being imposed by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any of the regulative bodies referred to in the definition of Restricted Persons;

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland (“SECO”), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore (“MAS”) and the Hong Kong Monetary Authority (“HKMA”) and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii);

“Security Documents” means this Agreement, the Guarantees, the Mortgages, the Deeds of Covenants, the Corporate Guarantee, the General Assignments, the Charter Assignments, the Earnings Accounts Pledges, the Manager’s Undertakings, the Negative Shares Pledges, the Backstop Agreement Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Guarantors, the Shareholder, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Lender and Navios Acquisition);

“Security Value” means the amount in USD (as confirmed by the Lender) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security actually provided from time to time to the Lender pursuant to clause 8.2.1(b);

“Seller” means (i) in respect of Kieran, Amindra Navigation Co. and (ii) in respect of Kannika, Ocean and Saowalak, Aegean Sea Maritime Holdings Inc., each being a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shareholder” means Navios Maritime Midstream Operating LLC, a limited liability company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Ship Security Documents” means, in relation to each Vessel, the relevant Mortgage, the Deed of Covenants, the relevant General Assignment, any relevant Charter Assignment and the relevant Manager’s Undertakings;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, provided that unencumbered cash (which shall have the meaning given thereto under US GAAP) shall be deducted from Total Assets and Total Liabilities;

“Total Loss” means, in relation to each Vessel:

(a)	actual, constructive, compromised or arranged total loss of such Vessel; or

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Mortgaged Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Mortgaged Vessel be released and restored to the relevant Owner within ninety (90) days after such incident;

“Underlying Documents” means, together, the Backstop Agreement, the Purchase Agreement, the Required Charters and the Management Agreements;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1;

“USA” means the United States of America;

“Valuation Amount” means, in respect of each Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of Vessel A, Vessel B, Vessel C and Vessel D and in the plural means all of them.

Words and expressions defined in Schedule 4 (Vessel Details) when used in this Agreement shall have the meanings given to them in Schedule 4 (Vessel Details) as if the same were set out in full in this clause 1.2.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements hereto executed from time to time;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”), and/or (2) “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Basel III: A global regulatory framework for more resilient banks and banking systems”, published by the Basel Committee on Banking Supervision in December 2010, in the form existing on the date of this Agreement (“Basel III”) and (3) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III (including Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (CRD IV) and Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms (CRR)), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.14	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting terms and references to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LENDER’S COMMITMENT, ADVANCE AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to make available by way of loan to the Borrower on the terms of this Agreement the principal sum of up to USD126,000,000 for the purpose of enabling it to finance the acquisition by the Shareholder of all of the issued shares of and in the Guarantors.

2.2	Drawdown

2.2.1	On the terms and subject to the conditions of this Agreement, each Advance shall be drawn by and advanced to the Borrower in one amount on the relevant Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the second Banking Day before the proposed Drawdown Date.

2.2.2	A Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.5, be irrevocable.

2.3	Limitation and application of Advances

2.3.1	The amount of the Loan shall not exceed USD 126,000,000 and shall be equal to the aggregate of:

(a)	the lesser of (i) USD17,000,000 and (ii) 50% of the Valuation Amount of Vessel A in respect of Advance A;

(b)	the lesser of (i) USD17,000,000 and (ii) 50% of the Valuation Amount of Vessel B in respect of Advance B;

(c)	the lesser of (i) USD44,500,000 and (ii) 60% of the Valuation Amount of Vessel C in respect of Advance C;

(d)	the lesser of (i) USD47,500,000 and (ii) 60% of the Valuation Amount of Vessel D in respect of Advance D provided that the fourth Advance to be drawn down shall be in an amount of no more than the lesser of (A) the amount relative to that Advance referred to above in this clause 2.3.1 and (B) such amount as, when drawn down, will make the Loan equal to 55% of the aggregate Valuation Amounts of the Mortgaged Vessels at that Drawdown Date.

(the Valuation Amount in each case being determined no more than 10 days prior to the relevant Drawdown Date).

If an Advance is not drawn in full the undrawn amount shall be cancelled and the amount of each repayment instalment for that Advance shall be reduced proportionately.

2.3.2	Each Advance shall be paid forthwith upon drawdown to such account or accounts as the Borrower shall stipulate in the Drawdown Notice for that Advance.

2.4	Availability

The Borrower acknowledges that payment of any Advance to the account referred to in the relevant Drawdown Notice shall satisfy the obligation of the Lender to lend that Advance to the Borrower under this Agreement.

2.5	Cancellation

If any Advance is not drawn down by the end of the Drawdown Period, the Commitment in respect of that Advance shall thereupon be automatically cancelled and the Lender shall have no further obligation under this Agreement in respect of that Advance.

2.6	Use of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall have no responsibility for the application of the proceeds of any Advance or any part thereof by the Borrower.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower must pay interest on each Advance in respect of each Interest Period relating thereto on each Interest Payment Date relating thereto at the rate per annum determined by the Lender to be the aggregate of (a) the Margin, (b) LIBOR for that Interest Period and (c) any Mandatory Cost for that Interest Period.

3.2	Duration of Interest Periods

The Borrower may by notice received by the Lender not later than 10 a.m. on the second Banking Day before the start of each Interest Period request that such Interest Period shall have a length of three (3), six (6) or twelve (12) months or such other longer period as the Borrower may select and the Lender may, subject to market availability, agree.

3.3	Determination of Interest Periods

3.3.1	the first Interest Period in respect of the first Advance to be made hereunder shall start on its Drawdown Date, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2	the first Interest Period in respect of each subsequent Advance shall commence on its Drawdown Date and terminate simultaneously with the Interest Period which is then current for the Loan; and

3.3.3	if any Interest Period would otherwise overrun a relevant Repayment Date, then the relevant Advance shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of that Advance having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR for such periods and (d) any Mandatory Cost for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 4.5, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.5.1, the Lender is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two (2.0) per cent per annum above the aggregate of the Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Market disruption; non-availability

3.5.1	Whenever, at any time prior to the start of any Interest Period, the Lender determines:

(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Lender in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Lender shall promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall give brief details of the circumstances giving rise to its issue. After the giving of any Determination Notice any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrower by the Lender;

3.5.2	upon a Determination Notice being given, the Borrower and the Lender shall discuss the same in order to agree an alternative basis for maintaining the Loan, but if they are unable to agree an alternative basis within 30 days of the date of the Determination Notice, then 40 days after the Determination Notice being given, the Lender shall certify an alternative (such basis, or if agreed, the basis agreed by the Lender and the Borrower, the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds to the Lender equivalent to the Margin. Each Substitute Basis certified to the Borrower or agreed shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply. If the Borrower does not agree with any Substitute Basis certified by the Lender, then the Borrower may prepay the Loan or the relevant part thereof, and the terms of clause 4.5 shall apply to any such prepayment.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject as otherwise provided in this Agreement, the Borrower must repay each Advance by twenty (20) equal quarterly instalments, with one such instalment to be repaid on each of the Repayment Dates in respect of that Advance (commencing with the first Repayment Date falling after the Drawdown Date relative thereto) and by a final balloon instalment payable together with the said twentieth instalment, as follows:

(a)	in respect of Advance A, the amount of the twenty equal quarterly instalments shall be USD354,420.00 each and the amount of the balloon instalment shall be USD9,911,600.00;

(b)	in respect of Advance B, the amount of the twenty equal quarterly instalments shall be USD354,420.00 each and the amount of the balloon instalment shall be USD9,911,600.00;

(c)	in respect of Advance C, the amount of the twenty equal quarterly instalments shall be USD927,100.00 each and the amount of the balloon instalment shall be USD25,958,000.00; and

(d)	in respect of Advance D, the amount of the twenty equal quarterly instalments shall be USD990,000.00 each and the amount of the balloon instalment shall be USD27,700,000.00

If the maximum amount of an Advance available under this Agreement is not drawn then the amount of each repayment instalment (including the balloon instalment) for that Advance shall be reduced pro rata by an amount equal, in aggregate, to such undrawn amount.

4.1.2	The Borrower shall on the final Maturity Date also pay to the Lender the whole of the Loan then outstanding and all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

The Borrower may, subject to having given 10 days prior notice thereof to the Lender, prepay any Advance in whole or part (such part being USD100,000 or any larger sum which is an integral multiple of such amount) on any Interest Payment Date in respect of that Advance, without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Deed of Covenants for such Vessel) is, received by the relevant Owner (or the Lender pursuant to the Security Documents), the Borrower must prepay the Loan by an amount equal to the greater of (i) the Advance relating to that Mortgaged Vessel and (ii) such amount of the Loan as would need to be prepaid to ensure

(a)	if prior to such Total Loss the Security Value was 200% or more of the Loan, that after such prepayment the Security Value is at least equal to 200% of the Loan; and

(b)	if prior to such Total Loss the Security Value was less than 200%, but more that 135% of the Loan, that after such payment the Security Value would be that same percentage of the Loan; and

(c)	in any case, that after such payment there is no security shortfall under clause 8.2.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

(b)	in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than ninety (90) days, upon the expiry of the Relevant Period where “Relevant Period” means, for the purposes of this clause 4.3.1(e), (i) the period of ninety (90) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale of Mortgaged Vessel

On the date of completion of the sale of a Mortgaged Vessel the Borrower must prepay the Loan by an amount equal to the greater of (i) the Advance relating to that Mortgaged Vessel and (ii) such amount of the Loan as would need to be prepaid to ensure

(a)	if prior to such sale the Security Value was 200% or more of the Loan, that after such prepayment the Security Value is equal to 200% of the Loan; and

(b)	if prior to such sale the Security Value was less than 200%, but more that 135% of the Loan, that after such payment the Security Value would be that same percentage of the Loan; and

(c)	in any case, that after such payment there is no security shortfall under clause 8.2.

4.5	Notice of prepayment; reduction of maximum loan amount

4.5.1	Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and the Advance which is to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.2	Any amounts prepaid pursuant to clause 4.2 shall be applied in reducing each repayment instalment (including the balloon instalment) for the relevant Advance pro rata by an amount equal, in aggregate, to such prepaid amount.

4.5.3	Any amounts prepaid pursuant to clauses 4.3 or 4.4 shall be applied firstly against the Advance which financed the lost or sold Mortgaged Vessel and thereafter pro rata against the remaining Advances, in each case pro rata against the repayment instalments (including the relevant balloon instalments).

4.5.4	The Borrower’s obligations set out in clause 4.1.1 shall not be affected by any prepayment in respect of the Loan pursuant to clause 4.2.

4.5.5	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.

4.5.6	No amount prepaid may be reborrowed.

5	FEES AND EXPENSES

5.1	Commission

5.1.1	The Borrower agrees to pay to the Lender quarterly in arrears from 30th October 2014 until the end of the Drawdown Period, on each Drawdown Date and on the last day of the Drawdown Period, commitment commission computed from the Execution Date at a rate of one point five per cent (1.5%) per annum on the daily amount of the undrawn Loan Facility.

5.1.2	The commission referred to in clause 5.1.1 must be paid by the Borrower to the Lender, whether or not any part of the Commitment is ever advanced and shall be non-refundable.

5.2	Arrangement Fee

The Borrower shall pay to the Lender an arrangement fee of USD1,449,000 payable in three instalments of (i) USD217,350 on the Execution Date (if not already paid), (ii) USD507,150 on the first Drawdown Date and (iii) USD724,500 on 1st January 2015.

5.3	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 3) certified by the Lender as having been incurred by them from time to time:

5.3.1	in connection howsoever with the syndication of the Loan Facility and with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees and any travel expenses); and

5.3.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.4	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents, the Loan or any Advance and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. New York time on the due date to the account of the Lender with Credit Suisse AG, Ship Finance, Switzerland (account number 0073-9500000-98-780; SWIFT address: CRESCHZZ40A) through US correspondent bank, Bank of New York Mellon, New York City (SWIFT address: IRVTUS3NXXX), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

6.2	Payment by the Lender

The proceeds of each Advance to be advanced by the Lender to the Borrower under this Agreement must be remitted in USD on the relevant Drawdown Date to the account or accounts specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes or deduction in respect of any royalty payment, duty, assessment or other charge or otherwise from any payment due under any of the Security Documents for the account of the Lender, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Provided however that if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrower and it actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrower after such benefit is effectively received by it, such amounts (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Lender agrees to maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.8	Lender may assume receipt

Where any sum is to be paid under the Security Documents to the Lender, the Lender may assume that the payment will be made when due and the Lender may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Lender, then the person to whom such sum was so made available must on request refund such sum to the Lender together with interest thereon sufficient to compensate the Lender for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Lender for any and all loss or expense which the Lender may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment of any unpaid costs and expenses of the Lender under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Lender of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

6.10	FATCA

6.10.1	Subject to clause 6.10.3 below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(a)	confirm to that other party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

6.10.2	If a party confirms to another party pursuant to clause 6.10.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

6.10.3	clause 6.10.1(a) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of the Lender;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

6.10.4	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 6.10.1(a) above (including, for the avoidance of doubt, where clause 6.10.3 above applies), then:

(a)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and

(b)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

6.11	Gross-up in the event of a FATCA Deduction – Borrower

6.11.1	If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

6.11.2	If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

6.11.3	The Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly; and

6.11.4	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender, acting reasonably, that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry and of the relevant Ship Security Documents at the companies registry of Hong Kong in respect of Kannika and Ocean, and of the British Virgin Islands in respect of Kieran and Saowalak, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Deed of Covenants and the Earnings Accounts Pledge), the choice of the law of the Flag State to govern the Mortgages and the Deed of Covenants, the choice of Swiss law to govern the Earnings Accounts Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Borrower in respect of the relevant financial year as delivered to the Lender present or will present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Borrower and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information/ Material Adverse Effect

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Lender; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Tax

The Borrower has carried out its own investigations and due diligence in respect of any Taxes payable by it or any Security Party, or incurred or likely to be incurred by it or any Security Party under or pursuant to this Agreement and/or the Security Documents and their compliance with their obligations thereunder;

7.1.16	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clauses 1.1 and 2.1;

7.1.17	The Mortgaged Vessels

throughout the Facility Period, each Mortgaged Vessel will, following the Drawdown Date in respect of the Advance relative thereto, be:

(a)	in the absolute sole, legal and beneficial ownership of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	in good and sea-worthy and cargo-worthy condition; and

(e)	classed with the relevant Classification free of all qualifications or recommendations of the relevant Classification Society (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance).

7.1.18	Mortgaged Vessels’ employment

except with the prior consent of the Lender, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of any Mortgaged Vessel may be shared howsoever with any other person (it being understood that any arrangement under which the Borrower receives a share of income received by a charterer of its Vessel is not subject to this clause);

7.1.19	Freedom from Encumbrances

no Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Earnings Account nor any Extended Employment Contract in respect of such Mortgaged Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.20	Environmental Matters

except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Lender:

(a)	the Owners and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates, have complied with the provisions of all Environmental Laws;

(b)	the Owners and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against the Owners, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of its Environmental Affiliates; and

(d)	there has been no Environmental Incident;

7.1.21	ISM and ISPS Code

each of the Owners has complied with and continues to comply with and has procured that the Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Owner or the Manager has obtained and maintains a valid DOC and SMC and when the same becomes applicable to any Vessel, an IAPPC duly issued by that Vessel’s Flag State for each Vessel and that it and the Manager has implemented and continues to implement an ISM SMS;

7.1.22	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.23	FATCA

None of the Security Parties is a FATCA FFI or a US Tax Obligor;

7.1.24	the Borrower is the ultimate beneficiary of the Loan;

7.1.25	Except for the Manager, no Security Party has incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Lender in writing or as disclosed in the Group’s public filings;

7.1.26	The Guarantors and the Borrower have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;

7.1.27	no Borrower has an office in England;

7.1.28	Sanctions

understands that the Lender - be it due to applicable laws or due to internal rules and regulations - is prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons; and

7.1.29	in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Lender of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of any of the Mortgaged Vessels (including, but not limited to any Total Loss of a Mortgaged Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence/Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that each Guarantor is owned, directly or through other companies, by the Borrower;

8.1.4	Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

send to the Lender (or procure that is sent):

(a)	as soon as possible, but in no event later than 90 days after the end of each financial half year (commencing with the financial half year ending 31 December 2014), semi-annual unaudited consolidated accounts of the Borrower (prepared in accordance with US GAAP);

(b)	as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Lender) consolidated accounts of the Borrower (commencing with the financial year ending 31 December 2014);

(c)	any other financial information in respect of the Borrower, the Guarantors and/or the Shareholder which may be required by the Lender from time to time.

8.1.7	Compliance Certificates

deliver to the Lender on the dates of which the accounts and financial statements must be delivered to the Lender under clause 8.1.6, a Compliance Certificate signed by the chief financial officer and a director of each Guarantor together with such supporting information as the Lender may require.

8.1.8	Provision of further information

provide the Lender, and procure that the Guarantors provide the Lender, with such financial or other information concerning the Borrower and the Guarantors and their respective financial condition, affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels as the Lender may from time to time reasonably require and all other documentation and information as the Lender may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.9	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.10	Compliance with ISM Code

without prejudice to the generality of clause 8.1.14, comply with, and will procure that any Operator will comply with, and ensure that the Mortgaged Vessels and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgages and the Deed of Covenants);

8.1.11	Withdrawal of DOC and SMC

immediately inform the Lender if there is any actual withdrawal of any Guarantor’s or any Operator’s DOC or the SMC of any Mortgaged Vessel;

8.1.12	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by any Owner or any Operator of notification that its application for a DOC or any application for an SMC for any Mortgaged Vessel has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Vessel; and

(c)	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;

8.1.14	Compliance with Laws and payment of taxes

comply with, and will ensure that the Manager, each Owner and each Mortgaged Vessel complies with, all relevant Environmental Laws, laws, statutes, directives, regulations, decrees, rulings and analogous rules (including, but not limited to, rules relating to international sanctions) and regulations and pay all taxes for which it is liable as they fall due and has or have at all times all trading certificates necessary to carry out the trade in which the Mortgaged Vessels are engaged at any relevant time;

8.1.15	Charters etc.

(i) deliver to the Lender a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith thereupon execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use commercially reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Lender in connection with any such Charter Assignments, forthwith following the Lender’s demand.

8.1.16	Charter Assignment

serve on the relevant charterers notices of assignment pursuant to the Charter Assignments and thereafter use all commercially reasonable efforts to obtain and deliver to the Lender acknowledgements of those notices duly signed by the relevant charterer (provided that any failure to procure the same shall not constitute and Event of Default);

8.1.17	Class

ensure that throughout the Facility Period each Mortgaged Vessel will, following the Drawdown Date in respect of the Advance relative thereto, be classed with the relevant Classification free of all qualifications or recommendations of the relevant Classification Society (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance) and shall, upon the Lender’s request, arrange to have all class records of each Mortgaged Vessel made available to the Lender;

8.1.18	Financial Covenants of the Group

procure that

(a)	the Liquidity of the Group shall at all times be greater than the aggregate Debt Service for the next six months;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 3 to 1 in relation to the period to which the relevant Latest Accounts relate;

(c)	the Net Worth of the Group will at no time be less than USD125,000,000;

(d)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with clause 8.2.2) shall at all times be less than 70%; and

(e)	each Guarantor maintains on its Earnings Account a balance of no less than USD800,000 from the Drawdown Date in respect of the Advance relating to it and thereafter throughout the Facility Period;

8.1.19	Inspection

permit the Lender, at the cost of the Borrower and upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board any Mortgaged Vessel at any reasonable time for the purpose of inspecting her in order to ascertain that she is in satisfactory condition and maintains specifications acceptable to the Lender, and to afford all proper facilities for such inspections and for this purpose to give the Lender reasonable advance notice of any intended drydocking of each Vessel (whether for the purpose of classification, survey or otherwise) and to pay the costs (i) prior to the occurrence of an Event of Default, in respect of one inspection in each calendar year and (ii) in respect of all inspections following to the occurrence of an Event of Default which is continuing;

8.1.20	Subordination

ensure that all Indebtedness of the Borrower or any Guarantor to its shareholders, to the Manager or to any other Group Member is fully subordinated to the Loan, all on terms acceptable to the Lender;

8.1.21	Money Laundering

(i)	provide the Lender with information, certificates and any documents required by the Lender to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering; and

(ii)	notify the Lender as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed after the date of this Agreement; and

8.1.22	Backstop Agreement Assignment

procure that Navios Acquisition complies with its obligations under and in accordance with the Backstop Agreement and that any payments made by Navios Acquisition thereunder are credited to the Earnings Account of the Owner in respect of which that payment is made.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the first Drawdown Date, the Security Value shall be less than the Required Security Amount, the Lender shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must within thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice, either:

(a)	prepay such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.5 shall apply to prepayments under clause 8.2.1(a) provided that the Lender shall apply such prepayments (i) pro rata against the Advances, (ii) in pro rata reduction of the repayment instalments of each Advance under clause 4.1.

8.2.2	Valuation of Mortgaged Vessels

The Valuation Amount of each Mortgaged Vessel shall, for the purposes of this Agreement, be a written valuation of the relevant Mortgaged Vessel prepared in USD by an Approved Broker appointed by the Borrower, unless the Lender wishes, in its discretion, to get a valuation prepared by a second Approved Broker appointed by the Lender, in which case the Valuation Amount shall be the arithmetic mean of those two valuations.

In each case such valuations must be made with or without physical inspection (at the discretion of the Lender), and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel, provided that, in each case, if an Approved Broker provides a range of valuations, the lowest of these figures shall be deemed to be the valuation provided by that Approved Broker for the purposes of this clause.

Valuations shall be obtained:

(a)	in respect of each Vessel. Prior to the Drawdown Date of the Advance relating to that Vessel; and

(b)	at any other time as the Lender shall require (in its absolute discretion).

The Approved Brokers’ valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of such Mortgaged Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Lender to supply to the Lender and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with obtaining and determining (i) any Valuation Amount pursuant to clause 8.2.2(a), (ii) prior to the occurrence of an Event of Default, the Valuation Amount pursuant to clause 8.2.2(b) once in each calendar year, (iii) any Valuation Amount pursuant to clause 8.2.2(b) after the occurrence of a Default, (iv) any Valuation Amount which obliges the Borrower to make a prepayment of the Loan or provide additional security in accordance with clause 8.2.1, and (v) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrower and all costs in connection with obtaining and determining any Valuation Amount under clause 8.2.2(b) prior to the occurrence of a Default shall be at the cost of the Lender.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 3 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall, in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Lender:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any shares owned by it in the Shareholder or permit any Guarantor to permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person, unless the same is reasonably required in the ordinary course of business;

8.3.2	No merger or consolidation

merge or consolidate, or permit the Shareholder or any Guarantor to merge or consolidate, with any other person;

8.3.3	Disposals

sell, transfer or otherwise dispose of or cease to exercise direct control, or permit the Shareholder to sell, transfer or otherwise dispose of or cease to exercise direct control, over, all or substantially all of its respective present or future undertaking, assets, rights or revenues or permit any Guarantor to sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading), in each case whether by one or a series of transactions related or not;

8.3.4	Other business or manager

permit any Guarantor to undertake any business other than the ownership and operation of the Vessels or permit the Owners to employ anyone other than the Manager as commercial and technical manager of the Vessels;

8.3.5	Acquisitions

permit any Guarantor to acquire any assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Guarantors in the ordinary course of their businesses of owning, operating and chartering the Vessels;

8.3.6	Other obligations

permit any Guarantor incur any obligations (to any Group Member or otherwise) except for obligations arising under the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Vessels, and not to enter into any hedging or swap arrangements with any third party except on terms that the same are unsecured and fully subordinated to the Loan on terms acceptable to the Lender;

8.3.7	No Indebtedness

permit any Guarantor to incur any Indebtedness except for Indebtedness pursuant to the Security Documents other than, as long as the liquidity of the Group is not materially affected thereby, (i) in the ordinary course of trading or (ii) if the same is fully subordinated to the Loan on terms acceptable to the Lender;

8.3.8	Repayment of borrowings

permit any Guarantor to repay or prepay, the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

permit any Guarantor to issue any guarantees, or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except, as long as the liquidity of the Group is not materially affected thereby, for (i) guarantees from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel and (ii) such other guarantees to which the Lender shall have consented in writing;

8.3.10	Loans

permit any Guarantor to make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Guarantor to any person (other than the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy, guarantees or undertakings required for the salvage of a Vessel);

8.3.12	Subsidiaries

permit any Guarantor to form or acquire any subsidiaries;

8.3.13	Change of name, flag, Manager or class

permit any Guarantor to change the name, Manager, flag, Classification or Classification Society of any Vessel;

8.3.14	Required Charters/Extended Employment Contract

(a)	permit an Owner to agree to shorten the tenor of any Required Charter or any Extended Employment Contract; or

(b)	permit an Owner to agree to reduce the charter hire payable under any Required Charter or any Extended Employment Contract;

(c)	without the prior written consent of the Lender and then, if such consent is given, only subject to such conditions as the Lender may impose, permit an Owner to let or agree to let any Vessel:

(i)	on demise charter for any period; or

(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	below a fair and reasonable arm’s length rate obtainable at the time when the relevant Vessel is fixed and the Lender shall give or withhold its consent within three (3) Banking Days’ of receipt by it of any request under this clause;

8.3.15	Nuclear waste

permit any Vessel to carry nuclear waste or radioactive material;

8.3.16	Sanctions

and confirms that it will not, and it will procure that the Shareholder and the Guarantors do not, transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Lender to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lender with any Restricted Persons;

8.3.17	Backstop Agreement

permit Kannika or Ocean to, or (i) agree to any amendment or variation of the Backstop Agreement, (ii) release Navios Acquisition from any of Navios Acquisition’s obligations under the Backstop Agreement or waive any breach of Navios Acquisition’s obligations thereunder or consent to any such act or omission of Navios Acquisition as would otherwise constitute such breach, (iii) terminate the Backstop Agreement for any reason whatsoever, (iv) grant any consent which may be required from the Borrower under the Backstop Agreement, or (v) discharge, release, compromise or waive any claims any of them has against Navios Acquisition arising out of the Backstop Agreement;

8.3.18	FATCA:

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so; or

8.3.19	Civil merchant trading

use any Vessel other than as a civil merchant trading vessel.

8.4	Dividends

Provided that no Default has occurred or shall be caused thereby, the Borrower, the Shareholder and the Guarantors may declare or pay dividends or distribute any of its present or future assets, undertakings, rights or revenues and, in the case of the Borrower, buy back its units.

8.5	Insurance

The Borrower covenants with the Lender and undertakes to procure that throughout the Facility Period, each Owner in respect of the Mortgaged Vessel owned by it:

(a)	Insured risks, amounts and terms

to insure and keep such Mortgaged Vessel insured free of cost and expense to the Lender and in the sole name of the relevant Owner:

(i)	against fire and usual marine risks (including increased value and excess risks) and war risks, including the London Blocking and Trapping Addendum or similar arrangement, war risks P&I liabilities and terrorism, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the market value of such Mortgaged Vessel for the time being (as shall be determined in accordance with clause 8.2.2 of this Agreement) and such amount as is at least one hundred and twenty per cent (120%) of the Advance relating to such Mortgaged Vessel), and upon such terms as shall from time to time be approved in writing by the Lender;

(ii)	against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as such Mortgaged Vessel (for the time being USD1,000,000,000) and a freight, demurrage and defence cover) for the full value and tonnage of such Mortgaged Vessel (as approved in writing by the Lender) and upon such terms as shall from time to time be approved in writing by the Lender;

(iii)	if and when so requested by the Lender, against loss of earnings and otherwise in such amounts and upon such terms as shall from time to time be approved in writing by the Lender;

(iv)	if and when so requested by the Lender, against political risks on such terms and in such amounts as shall from time to time be approved in writing by the Lender and as shall be in line with market practice prevailing at the time and in relation to the trading of such Mortgaged Vessel; and

(v)	in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Lender, considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the relevant Owner to insure and which are specified by the Lender by notice to the relevant Owner, and to pay to the Lender the cost (as conclusively certified by the Lender) of (aa) any mortgagee’s interest insurance (including Mortgagee’s Interest Insurance (“MII”) and Mortgagee’s Additional Perils (Pollution) Insurance (“MAP”) coverage) which the Lender may from time to time effect in respect of such Mortgaged Vessel and the other Mortgaged Vessels upon such terms and in such amounts (being in any event no less than one hundred and twenty per cent (120%) of the Loan in respect of MII coverage and one hundred and twenty per cent (120%) of the Loan in respect of MAP coverage) as it shall deem desirable; and (bb) any other insurance cover which the Lender may from time to time effect in respect of such Mortgaged Vessel and/or in respect of its interest and potential third party liability as mortgagee of such Mortgaged Vessel as the Lender shall deem desirable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 8.5(a);

(b)	Approved Insurance Brokers, insurers and associations

to effect the insurances aforesaid in such currency as the Lender, may approve and through the Approved Insurance Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Lender and which are of a rating acceptable to the Lender; provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of such Mortgaged Vessel with such war risks and protection and indemnity associations which is a member of the International Group of P&I Clubs as shall from time to time be approved in writing by the Lender;

(c)	Fleet liens, set-off and cancellation

if any of the insurances referred to in clause 8.5(a) form part of a fleet cover, to procure that the Approved Insurance Brokers shall undertake to the Lender that they shall neither set off against any claims in respect of such Mortgaged Vessel any premiums due in respect of any vessel under such fleet cover which is not a Mortgaged Vessel or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for any vessel under such fleet cover which is not a Mortgaged Vessel or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of such Mortgaged Vessel if and when so requested by the Lender, provided that the rules of the relevant insurance companies and/or underwriters, war risks and protection and indemnity associations so permit;

(d)	Payment of premiums and calls

punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Lender;

(e)	Renewal

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Lender of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the relevant Owner or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Lender pursuant to this clause 8.5, to procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Insurance Brokers and/or to the approved war risks and protection and indemnity associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Insurance Brokers and/or the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry (or within such shorter period as the Lender may from time to time agree) confirm in writing to the Lender as and when such renewals have been effected in accordance with the instructions so given;

(f)	Guarantees

to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)	Hull policy documents, notices, loss payable clauses and brokers’ undertakings to deposit with the Approved Insurance Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 8.5(a) as are effected through the Approved Insurance Brokers and procure that the interest of the Lender shall be endorsed thereon by incorporation of the relevant Loss Payable clause and, where the insurances have been assigned to the Lender, by means of a Notice of Assignment of Insurances (signed by the relevant Owner and by any other assured who shall have assigned its interest in the insurances to the Lender) and that the Lender shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Insurance Brokers in such form as shall from time to time be required by the Lender;

(h)	Associations’ loss payable clauses, undertakings and certificates to procure that any protection and indemnity and/or war risks associations in which such Mortgaged Vessel is for the time being entered shall endorse the relevant Loss Payable clause on the relevant certificate of entry or policy and shall furnish the Lender with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as may from time to time be required by the Lender;

(i)	Extent of cover and exclusions

to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Lender;

(j)	Correspondence with brokers and associations

to provide to the Lender, forthwith upon request, copies of all written communications between the relevant Owner and the Approved Insurance Brokers and approved war risks and protection and indemnity associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls referred to in clause 8.5(d);

(k)	Review of insurance obligations

if at any time there occur material, in the opinion of the Lender, acting reasonably, changes in general, legal or other requirements for insurance of vessels of the same age and type as the Vessels, then the Lender may review the terms of this clause and request such amendments as it may require, and the Borrower and the Guarantors shall comply with that request;

(l)	Collection of claims

shall not settle, compromise or abandon any claim for Total Loss of its Vessel or for a claim exceeding the Casualty Amount and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which shall at any time become due in respect of the Insurances and;

(m)	Employment of Mortgaged Vessel

not to employ such Mortgaged Vessel or suffer such Mortgaged Vessel to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements such as to extra premium or otherwise as the insurers may prescribe;

(n)	Application of recoveries

to apply all sums receivable under the Insurances which are paid to the relevant Owner in accordance with the Loss Payable clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received; and

(o)	Named assureds

not to permit the insurances referred to in clause 8.5(a) to be effected in the name of any other person unless such person has to the satisfaction of the Lender executed a first priority assignment in favour of the Lender of such person’s interest in the Insurances of such Mortgaged Vessel in similar terms (mutatis mutandis) to the General Assignment relating thereto.

9	CONDITIONS

9.1	Advance of any Advance

The obligation of the Lender to make available any Advance is conditional upon:

9.1.1	that, on or before the service of the first Drawdown Notice hereunder, the Lender has received the documents described in Part A of Schedule 3 in form and substance satisfactory to the Lender and its lawyers;

9.1.2	that, on or before the Drawdown Date of each Advance but prior to making such Advance, the Lender has received the documents described in Part B of Schedule 3 in respect of the Relevant Vessel (as defined in Schedule 2) in form and substance satisfactory to the Lender and its lawyers;

9.1.3	the representations and warranties contained in clause 7 and clauses 4.1 and 4.2 of the Guarantees being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.4	no Default having occurred and being continuing and there being no Default which would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.3	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date of an Advance and not later than five (5) Banking Days prior to any Interest Payment Date, the Lender may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Lender within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: any Owner or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading; or

10.1.5	Cross-default: There shall occur a default (howsoever therein described) under any Indebtedness of any Guarantor in an amount exceeding one million Dollars (USD1,000,000) or any Indebtedness of any Group Member or Members in an amount exceeding in aggregate ten million Dollars (USD10,000,000) is not paid when due (subject to applicable grace periods) or any such Indebtedness of any Guarantor or any Group Member becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Guarantor or Group Member of a voluntary right of prepayment), or any creditor of any Guarantor or any Group Member becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Guarantor or any Group Member relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration by any court, liquidator, receiver or administrator of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Guarantor without the Lender’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Lender’s prior written consent; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Lender reasonably believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors, with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Lender, such consent not to be unreasonably withheld; or

10.1.14	Analogous proceedings: there occurs, in relation to any Security Party or Navios Acquisition, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.13 (inclusive) or any Security Party or Navios Acquisition otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation provided that this clause shall apply to Navios Acquisition only if occurrence of such matter referred to in this clause has a material adverse effect on Navios Acquisition’s ability to comply with its obligations under the Backstop Agreement in accordance with its terms; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) Banking Days thereafter (this clause does not include capture of a Vessel by pirates, hijackers or terrorists for up to ninety (90) (or if the Extension Conditions in the definition of “Compulsory Acquisition” are met, one hundred and fifty (150) days)); or

10.1.21	Registration: the registration of a Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender; or

10.1.22	Unrest: the Flag State of a Mortgaged Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Lender within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender, acting reasonably, be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.24	P&I: an Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Adverse affect on security: any other event occurs or circumstance arises which, in the opinion of the Lender, acting reasonably, is likely materially and adversely to affect the security created by any of the Security Documents; or

10.1.26	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.27	Required Charters. A Required Charter shall terminate other than through effluxion of time, unless the Vessel which was the subject of that charter shall have been delivered to a new charterer pursuant to an Extended Employment Contract within 30 days of such termination or there shall occur any change in the identity of the charterer, charter rate, payment terms or duration of a Required Charter or any change in the control or ownership of the charterer which could, in the opinion of the Lender, acting reasonably, have a material adverse change in the ability of the Borrower and/or the Guarantors to comply with their obligations under this Agreement and/or the Security Documents to which they are party;

10.1.28	Change of Ownership. Without the prior consent of the Lender (A) there shall occur a change in the ownership of the Shareholder or Navios GP from the first Drawdown Date or any Guarantor after the Drawdown Date relating to its acquisition by the Shareholder, or (B) the Permitted Owners sell any units in the Borrower which would reduce the proportion of issued units owned by them in aggregate in the Borrower to below 20% of issued units or (C) the Borrower issues further units which would reduce the proportion of issued units in the Borrower owned by the Permitted Owners in aggregate to below 20% of issued units or (D) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the US Securities Exchange Act of 1934, as amended), other than one or more Permitted Owners, possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the Borrower, whether through the ownership of voting securities, by contract, or otherwise or (E) Navios GP ceases to be the general partner of the Borrower or (F) Navios GP ceases to be wholly owned, directly or indirectly, and managed by Navios Acquisition or Navios Holdings or (G) Mrs Angeliki Frangou ceases to be chairman of the board and chief executive officer of Navios Acquisition and/or the Borrower; or

10.1.29	Delisting. The units of the Borrower cease to be listed on any national securities exchange in the United States of America.

10.1.30	Material adverse change: there occurs a material adverse change in:

(a)	the financial condition or strength of the Borrower and/or any of its subsidiaries and/or any Guarantor by reference to the financial position or strength of the Borrower, any of its subsidiaries and/or any Guarantor as described by any Security Party to the Lender in the negotiation of this Agreement; or

(b)	in the conditions prevailing in the international money and capital markets; or

(c)	in the financial, political or economic situation globally; or

(d)	the financial prospects of the Borrower any of its subsidiaries and/or any Guarantor in the reasonable opinion of the Lender,

which, in the opinion of the Lender, acting reasonably, is likely to affect adversely the ability of any Security Party to perform all or any of its obligations under, or otherwise to comply with, the terms of any of the Security Documents.

10.1.31	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat Money Laundering; or

10.2	Acceleration

The Lender shall, without prejudice to any its other rights, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make the Loan or any Advance available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender’s other rights under any of the Security Documents, against any loss (including, without limitation, loss of Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.2, 4.3, 4.4, 4.5, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or any Advance not being made for any reason (excluding any default by the Lender) after the Drawdown Notice for such Advance has been given.

11.2	Environmental indemnity

The Borrower shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment and/or the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

If it is or becomes contrary to any law, directive or regulation for the Lender to maintain its Commitment or fund the Loan or any Advance, the Lender shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan or the affected Advance either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4	reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

12.2.6	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand made at any time whether or not the Loan has been repaid, pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6 or (b) attributable to a FATCA Deduction required to be made by a Party.

13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment, on a pro-rata basis, of any Break Costs and any unpaid costs and expenses of the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

13.1.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5	fifthly, in or towards payment to the Lender of any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.6	sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

13.2	Set-off

The Lender may without prior notice:

13.2.1	in the absence of an Event of Default, apply any balance which at any time stands to the credit of any account in the name of the Borrower at any office or branch in any country of the Lender in or towards satisfaction of the repayment instalments and interest or any sum then due from the Borrower to the Lender under any of the Security Documents;

13.2.2	after the occurrence of an Event of Default, apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower (or any other party to the extent such party has the same beneficial ownership) at any office or branch in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender and any other liability of the Borrower (whether actual or contingent) under any of the Security Documents and for that purpose:

(a)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(b)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(c)	enter into any other transaction, execute such document or make any entry in the name of the Borrower and/or the Lender with regard to the credit balance which the Lender considers appropriate; and

(d)	to combine and/or consolidate and/or liquidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Borrower with any office or branch of the Lender.

13.2.3	The Lender shall not be obliged to exercise any of its rights under this Clause 13.2 and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

13.2.4	This Clause 13.2 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Encumbrance over any credit balance of the Borrower.

13.3	Further assurance

The Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of any of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement, the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Lender or (vi) any other circumstances whatsoever outside the Lender’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS

14.1	General

The Borrower undertakes that it will ensure that:

14.1.1	each Owner will on or before the Drawdown Date in respect of the Advance relating to its Vessel, open an Earnings Account in its name; and

14.1.2

all moneys payable to any Owner in respect of the Earnings of its Vessel shall, unless and until the Lender directs to the contrary pursuant to the provisions of the relevant Mortgage or, as the case may be, the Deed of Covenants, be paid to its Earnings Account, Provided however that if any of the moneys paid to an Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the relevant Owner fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Accounts: withdrawals

Any sums standing to the credit of an Earnings Account may be applied from time to time (i) firstly to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of clause 8.118 and to no Event of Default having occurred, in the operation of the Mortgaged Vessels and (iii) thirdly, subject to there being at any time sufficient funds to maintain or pay amounts due under (i) and (ii) above as they fall due, for the unrestricted use of the Owners.

14.3	Application of accounts

At any time after the occurrence of an Event of Default, the Lender may without notice to the Owners, apply all moneys then standing to the credit of any Earnings Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Lender under the Security Documents in the manner specified in clause 13.1.

14.4	Charging of accounts

Each Earnings Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Earnings Accounts Pledge in respect thereof.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Lender and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer/assignment by Lender

The Lender may assign or transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions within the Credit Suisse Group or otherwise or any trust fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, (an “Assignee” and a “Transferee” respectively) without the consent of, but (other than after the occurrence of an Event of Default) after consultation with, the Borrower, provided always that any such Transferee, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement.

15.4	Documentation

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Lender’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Lender shall be construed as a reference to the Lender and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.5	Lending office

The Lender shall lend through its office at the address specified above or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.

15.6	Disclosure of information

15.6.1	The Lender may disclose to a potential Assignee or Transferee or sub participant any information which a Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Security Document, unless the information is clearly of a confidential nature and provided that (other than following an Event of Default) the relevant Assignee or Transferee or sub-participant must execute a confidentiality agreement in respect of such information.

15.6.2	Notwithstanding the provisions of the clause 15.6.1, the Borrower authorises the Lender to disclose all information related or connected to:

(a)	the Vessels or any other vessel owned or operated by a Security Party;

(b)	the negotiation, drafting and content of this Agreement and Security Documents;

(c)	the Loan; or

(d)	any Security Party

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party in Switzerland or elsewhere which the Lender may in its discretion deem necessary or desirable in any connection with this Agreement or any other Security Document, or the protection or enforcement of its rights thereunder.

15.7	No additional costs

If at the time of, or immediately after, any assignment and/or transfer by the Lender of all or any part of its rights and/or benefits and/or obligations under this Agreement, or any change in the office through which the Lender lends for the purposes of this Agreement, the Borrower would be obliged to pay to the Assignee or Transferee or (in the case of a change of lending office) the Lender under clause 6.6 or 12.2 any sum exceeding the sum (if any) which it would have been obliged to pay to the Lender under the relevant clause had no such assignment, transfer or change taken place, the Borrower shall not be obliged to pay such excess.

16	NOTICES AND OTHER MATTERS

16.1	Notices

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	Subject to clause 16.2.2, clause 16.2.5 and 16.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	c/o Navios Tankers Management Inc.
85 Akti Miaouli
Piraeus
Greece

Fax no:	+ 30 210 453 1984

16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.5, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number address appearing below (or at any such other address or fax number as the Lender may hereafter specify for such purpose to the Borrower by notice in writing);

Address:	St. Alban-Graben 1-3
4002 Basel
Switzerland

Fax No:	+41 61 266 79 39
FAO:	Ship Finance

16.2.4	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16.3	Electronic Communication

16.3.1	The Lender and the Borrower agree that all information, orders, and instructions that may arise as a result of this Agreement can be sent via e-mail.

16.3.2	The Lender is authorized to send information to any e-mail address that the Borrower has previously given to the Lender in writing or of which the Lender is aware from e-mail communication with the Borrower.

16.3.3	The Borrower authorizes the Lender to communicate via e-mail with third parties who are likewise affected by the services provided by the Lender.

16.3.4	The Lender is entitled to assume that all the orders and instructions e-mailed by the Borrower or a third party designated by the Borrower within the scope of this Agreement are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender.

16.3.5	The Borrower is aware of the following risks of exchanging information electronically:

(a)	Unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)	Information can be changed by a third party;

(c)	The identity of the sender (e-mail address) can be assumed or otherwise manipulated;

(d)	The exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruption, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider and therefore time-critical orders and instructions might not be processed on time and therefore, the Borrower is advised to use another suitable means of communication for these types of orders and instructions.

17	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18	JURISDICTION

18.1	Exclusive Jurisdiction

For the benefit of the Lender, and subject to clause 20.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligations arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4	without prejudice to the effectiveness of service of process on its agent under clause 20.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2;

18.2.5	agrees that if the appointment of any person mentioned in clause 20.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 20.1; and

18.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 20.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of the Lender, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1	Nothing in this clause 18 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

18.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against the Lender and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3	If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party brings or pursues against the Lender any Foreign Proceedings, the Borrower shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;

the Lender and the Borrower hereby agrees and declares that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Lender against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

Execution Page

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed for and on behalf of NAVIOS	)
MARITIME MIDSTREAM PARTNERS L.P.	)
by PETER KALLIFIDAS	)	By: /s/ Peter Kallifidas
(as Borrower under and pursuant to	)
a power of attorney dated 10 November 2014))
in the presence of Robin Parry	)

By: /s/ Robin Parry

SIGNED by RONAN LE DU	)
for and on behalf of	)	By: /s/ Ronan Le Du
CREDIT SUISSE AG	)
in the presence of Robin Parry	)

By: /s/ Robin Parry